THE CASSANDRA GROUP, INC.

                         Investment Management Agreement

AGREEMENT made as of this __ day of __________________, 199__ between ______________________________ ("Client") and The Cassandra Group, Inc., a
Massachusetts corporation ("Manager").

WHEREAS, Client desires to appoint and retain Manager, upon the terms and subject to the conditions contained herein, as the investment manager to assume the responsibilities of investment management of assets of Client (such assets so managed to be known as "the Account").

NOW THEREFORE, Client and Manager do hereby agree each with the other as follows:

1. Effective as of the opening of business on ____________ 19__, Client hereby appoints Manager as the investment manager with respect to the assets in the Account, such appointment to continue until terminated as provided in this Agreement. Manager shall have FULL DISCRETIONARY AUTHORITY to manage, acquire, dispose of, invest in, or reinvest in any or all securities or assets in or for the Account in a way likely to achieve such written objectives for the Account as may be furnished by Client to Manager periodically in writing or, in the absence of such written objectives, in accordance with Manager's own best judgement. Attached hereto as Exhibit A is certain information supplied by Client and her or his investment objectives. Client shall immediately notify Manager of any change in Client's investment objectives or any material change in any of the information set forth in Exhibit A. Client shall indemnify and hold harmless Manager from and against any and all claims, liabilities (or allegations thereof), costs and expenses (including legal fees) to which it may be subjected solely by reason of investing the Account in compliance with the provisions of this subparagraph and/or in accordance with any written statement of investment objectives furnished by
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Client to Manager, except in the case of claims, liabilities, costs and expenses resulting from Manager's negligence, misconduct, violation of applicable law or breach of its fiduciary obligations to Client.

2. Client shall provide Manager periodically with all of the information that Manager shall reasonably require concerning the management of the Account. Manager will provide Client with a statement of the assets in the Account as of the last day of each calendar quarter on which the New York Stock Exchange is open, commencing with the quarter ending 19__. Securities shall be valued in such manner as shall be determined in good faith by Manager to reflect fair market value.

3. Manager shall have full and complete discretion to place orders with brokers or dealers selected by Client for the purchase, sale, exchange, or liquidation of any property in the Account. Manager is hereby authorized to combine orders on behalf of the Account with orders on behalf of other clients of Manager as is deemed necessary by the Manager.

      3.1 It is The Cassandra Group's policy not to buy or sell a security for its own account from the time a decision has been made to buy or sell such security or recommend the purchase or sale of such security for the portfolio of an advisory client, until the proposed transaction has been completed or abandoned, a period of 20 days has expired from the date the recommendation is made, or while such a prospective transaction is under immediate consideration. This policy also applies to The Cassandra Group's directors, officers, and employees who wish to engage in securities transactions for their own accounts or any account in which they have a direct or indirect beneficial interest. The Cassandra Group's President or other appropriate officer may make an exception to this policy if he reasonably believes that, the purchase or sale will not affect the market in the security to the detriment of a client's account or interests. Directors,


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officers, and employees of The Cassandra Group are prohibited from taking any action that is inconsistent with their obligations to The Cassandra Group's clients.

4. Manager will use its best efforts to obtain best price and execution on securities traded for the Account. In recommending brokers or dealers to Client for the purpose of facilitating trading, Manager will consider a number of factors, including, without limitation, the financial strength and stability of the broker or dealer, the efficiency with which the transactions are effected, the ability to effect transactions where a large block is involved, and the availability of the broker or dealer to execute possible difficult transactions in the future.

5. Manager does not intend to act as custodian with respect to funds and securities of Client Manager shall maintain in effect during the term of this Agreement a custodial agreement with a financial institution selected by Client pursuant to which a financial institution shall act as custodian (the "Custodian") with respect to funds and securities of Client. Client authorizes the Custodian and the brokers and dealers selected pursuant to paragraph 4 hereof to transfer assets in the Account between themselves and to Client or any person designated by Client, but not to Manager except to the limited extent set forth in paragraph 7, in connection with the acquisition, disposal, investment or reinvestment of the assets in the Account but for no other purpose.

6. Manager shall not be subject to liability for any act, omission or mistake of judgement in the course of, or connected with the performance of its responsibilities under this Agreement, other than negligence, bad faith, willful or reckless misconduct, violation or applicable law or breach of fiduciary obligations to Client on the part of Manager hereunder. NOTHING HEREIN, HOWEVER, SHALL BE CONSTRUED TO WAIVE ANY LIABILITY THAT THE MANAGER HAS UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. The responsibilities of Manager under this


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Agreement shall not prevent Manager from rendering similar services to other persons, firms, trusts, corporations or entities.

7. Client will pay or cause to be paid to the Manager an annual fee equal to 1.5% of total asset value charged quarterly, unless otherwise agreed by Client and Manager. Client authorizes Manager to be paid such fee directly from the Account upon presentation of a statement for its services hereunder by Manager to the Custodian. Client authorizes Manager to receive all trading confirmations and statements on behalf of Client unless otherwise specified.

8. No assignment, as such term is defined by the Investment Advisers Act of 1940, as amended (the "Advisers Act") of this Agreement shall be made by Manager without consent of the Client.

9. The foregoing appointment and this Agreement may be terminated at any time by either party hereto upon written notice furnished to the other party at least five days prior to such termination date. Notwithstanding the foregoing, the Client may terminate this Agreement without penalty within five business days after the date of this agreement by giving notice to Manager.

10. Any notice, advice or report to be given pursuant to this agreement shall be mailed to: a) Manager: THE CASSANDRA GROUP, INC., 561 Broadway, Suite #8C, New York, NY 10012 Tel. (212) 966-5760, Fax (212) 966-5693, b) Client: _____________
____________________________________

11. THE PROVISIONS OF THIS AGREEMENT ARE GOVERNED BY AND SUBJECT TO THE ADVISERS ACT AND NO LANGUAGE CONTAINED HEREIN


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SHALL BE CONSTRUED IN ANY MANNER INCONSISTENT WITH OR IN VIOLATION OF ANY
PROVISIONS OF THE ADVISERS ACT.

12. This Agreement, together with Exhibit A, contains the entire agreement between Client and Manager and all representations with respect to the subject matter hereof. By signing below Client acknowledges the Fee Structure. All fees are subject to change upon 30 days' prior written notice to Client.

13. This agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the Commonwealth of Massachusetts.

14. Client by acceptance of this agreement acknowledges the receipt from Manager of Part 11 of the Form ADV of Manager or a brochure containing at least the information contained in Form ADV, Part II.

15. By signing this Agreement, Client represents that he or she has not been notified by the Internal Revenue Service that she or he is subject to back-up withholding due to under-reporting of interest or dividend income under Section 3406 (a) (1) (c) of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED IN DUPLICATE AS OF _______________, 19__.


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The Cassandra Group, Inc.                         Client
Authorized Signature


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